Exhibit 99.2

VASCO Data Security International, Inc.

Q4 2012 Earnings Conference Call

Prepared Remarks

February 21, 2013

Comments by Ken Hunt:

Comments by Ken Hunt:

Good morning everyone. For those listening in from Europe, good afternoon, and from Asia, good evening.

My name is Ken Hunt, and I am the Chairman, Founder & CEO of VASCO Data Security International, Inc. On the call with me today are Jan Valcke, our President & Chief Operating Officer, and Cliff Bown our EVP and Chief Financial Officer.

Before we begin the conference call, I need to brief all of you on “Forward Looking Statements.”

STATEMENTS MADE IN THIS CONFERENCE CALL THAT RELATE TO FUTURE PLANS, EVENTS OR PERFORMANCES ARE FORWARD-LOOKING STATEMENTS. ANY STATEMENT CONTAINING WORDS SUCH AS “BELIEVES,” “ANTICIPATES,” “PLANS,” “EXPECTS,” AND SIMILAR WORDS, IS FORWARD-LOOKING, AND THESE STATEMENTS INVOLVE RISKS AND UNCERTAINTIES AND ARE BASED ON CURRENT

EXPECTATIONS. CONSEQUENTLY, ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THE EXPECTATIONS EXPRESSED IN THESE FORWARD-LOOKING STATEMENTS. I DIRECT YOUR ATTENTION TO THE COMPANY’S FILINGS WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION FOR A DISCUSSION OF SUCH RISKS AND UNCERTAINTIES IN THIS REGARD.

General Comments – Ken Hunt

Today, we are going to review the results for 4th quarter and Full Year, 2012. As always, we will host a question and answer session after the conclusion of management’s prepared remarks. If possible, I would like to budget one hour total for this conference call. If you can limit your questions to one or two, it would be appreciated.

Revenue from continuing operations for the fourth quarter and full year 2012 was $38.8 million and $154 million, respectively, a decrease of 20% compared to the fourth quarter of 2011 and a decrease of 8% compared to full year 2011. Although our revenues were down by 8% in 2012, please consider that we had a very strong performance in 2011 with 56% revenue growth over 2010. I think a more rational way to look at this is to consider the compound annual growth rate in revenue from 2009, the low point of the recent recession, through 2012, which has been almost 15%. Overall, I believe our business is healthy. For example, order intake for 2012 was approximately 20% higher than 2011, and the best in our company’s history. Our backlog as of 12/31/2012 was also up approximately 36% when compared to the year earlier period.

Further, Q4 2012 was another profitable quarter, our 40th consecutive positive quarter in terms of operating income. Our gross profit for the quarter was approximately 63% of revenue and 65% for the full year 2012. Our operating income from continuing operations was approximately 9% of revenue for the quarter and 14% for the year. At December 31, 2012 our net cash balance was $106.5 million and we had $129.5 million in working capital. This strong cash position and strong balance sheet is an important tool to support VASCO’s further growth.

VASCO’s existing traditional, on-premise, business will serve as a stable base for our future growth. We expect steady growth for this business in the future. As a reminder, our traditional business consists of banking, enterprise security and application security that is installed and managed by our customers, on their premises.

With cloud-based computing becoming more popular and acceptable, many companies are moving their applications into the cloud, or are using applications hosted by 3rd party application providers in the cloud. Examples of such applications include sales forecasting and reporting, workforce management and human resources, 401-k & IRA, payroll, insurance, financial data & analysis, and many other applications which support employees of enterprises and other organizations. But the biggest opportunity, we believe, are the “consumers” who access Internet web sites to do their banking, who play on-line games known as Massively Multiplayer On-Line Games, those who find entertainment in testing their skills by gambling with adversaries from around the world, those who purchase myriad of products and services on-line, and many other examples too numerous to mention.

In April 2012, VASCO introduced its cloud based security services platform, MYDIGIPASS.COM. This platform is directed towards the consumer. Please understand that it is a work in progress. Since its introduction, we have continued to develop and improve its features and functions. A consumer portal such as MYDIGIPASS.COM needs to be very accessible and user friendly. As a security company, we want our offerings to have a good balance between security and ease of use. For that reason, we have encouraged feedback from both ASP’s and end users of MYDIGIPASS.COM. This has already resulted in close to thirty different improvements in our MYDIGIPASS.COM portal.

These changes included:

•	Localization of the content to German, French, Dutch and Italian. If you want to do business with consumers, you have to address them in their mother tongue.

•	A new and improved consumer friendly layout.

•	The development and release of plugins for the world’s leading website builders such as Magento, Drupal, Wordpress.

•	QR code scanning to the logon page.

•	Authentication clients supporting Apple & Android.

•	Geo-location capabilities that will recognize where the user is signing on from and adjust accordingly.

•	The introduction of a launch pad and marketplace in order to allow consumers to have all their favorite sites at a glance.

On March 1st, we will introduce our next release of MYDIGIPASS.COM. We believe it will be even more attractive to the consumers and those who serve them. Jan Valcke will tell you more about that.

We believe that MYDIGIPASS.COM can be a global success, and we are particularly optimistic about the American market. For this reason, we are hiring a services-focused sales team based in the West Coast of the U.S.

If you wish to take a closer look at MYDIGIPASS.COM or want to speak to us in person, please give us a call. You’ll find the contact information for our various offices on our web site. We also invite you to attend the Investor Summit that we are hosting in New York on March 12. More information about this event can be found in the investor section of VASCO’s website. We believe that our services business will be an important growth engine for VASCO. Together with our traditional business, we are well positioned to be successful in the ever changing online security landscape.

Introduce Jan Valcke:

At this time I would like to introduce Jan Valcke, VASCO’s President and Chief Operating Officer.

Thank you, Ken.

Ladies and gentlemen,

We believe that 2012 was a respectable year in which we achieved quite a lot. We introduced MYDIGIPASS.COM, our consumer security services platform. We also announced important new partnerships, new products, received industry recognition, and delivered our strongest performance in terms of order intake in the history of our company.

For 2013, we expect a year of steady growth in our traditional business. We think the fact that our order intake in 2012 was the strongest in our company’s history supports that belief.

We also expect the first meaningful revenue for MYDIGIPASS.COM in 2013.

For the near term, we expect the financial industry will remain the largest contributor to our revenue, while Enterprise and Application Security will contribute to our gross margin.

For our traditional business, as for our new services business, our make or buy strategy stays intact. That strategy will allow us to choose whether we will build a technology ourselves, or acquire a company that specializes in that technology. After 40 consecutive quarters of positive operating income, we have built a strong cash position that will allow us to keep investing in VASCO’s future success.

During 2012, we began fine-tuning our MYDIGIPASS.COM portal. Earlier, Ken mentioned some of the changes and improvements announced for the system in 2012. The current MYDIGIPASS.COM portal is already perceived as an innovative product for the European market as illustrated by its recent recognition by the European Seal of e-Excellence in the Gold category.

We will keep improving and strengthening our platform. On March the first, the next group of improvements will go live. This will include an easier activation process for end users, an attractive layout, as well as capabilities to store passwords. We will tell you more about this early March.

All the new features of MYDIGIPASS.COM will be available for your scrutiny at the Investor Summit in New York on March 12.

The MYDIGIPASS.COM Launchpad is a consumer’s easy and secure gate to the Internet. It will also become the preferred way of communicating with the consumer for VASCO, ASP’s and banks. In the near future, it will be possible to offer end-users pre-defined launch pads based on their country, bank, employer, internet preferences and more.

By the way, we do have an internal target with regard to the number of end users we want to activate on the MYDIGIPASS.COM platform in 2013. However, at this time, we choose not to disclose it publically. To achieve this internal target, we will follow a three-pronged approach.

One important target of MYDIGIPASS.COM is our own customer portfolio of over 1,700 financial institutions. Several large banks have already joined VASCO’s DIGIPASS+ program. DIGIPASS+ means that a second DIGIPASS profile is embedded within the bank’s hardware or software authentication client devices. The first DIGIPASS profile is used for securing banking transactions. The second one can be used for third-party applications available on the MYDIGIPASS.COM platform. The benefits for the banks are two-fold. First, they deliver an extra service to their account holders, bringing banking level security to their customers’ favorite sites. Secondly, they create an additional revenue stream: for every commercial transaction executed by their customers on MYDIGIPASS.COM secured sites, VASCO receives a fee. The banks that join the DIGIPASS+ approach, will receive 20% of that fee as commission.

A second important target of MYDIGIPASS.COM are ASP’s and website owners. We will increase our actions towards ASP’s via a dedicated MYDIGIPASS.COM sales team.

A third important target of MYDIGIPASS.COM are consumers. We are currently developing numerous marketing actions that will push consumers towards MYDIGIPASS.COM. We will be able to tell you more about this in the short term.

Thank you.

Thank you, Jan.

At this time I would like to introduce Cliff Bown, VASCO’s EVP and Chief Financial Officer.

Comments by Cliff Bown:

Thanks Ken and welcome to everyone on the call.

As noted earlier by Ken, revenues for the fourth quarter of 2012 were $38.8 million, a decrease of 20% from the fourth quarter of 2011. For the full year, revenues were $154.0 million, a decrease of 8% from the comparable period in 2011.

The decrease in revenue for the fourth quarter 2012 compared to 2011 reflected a 17% decrease in revenues from the banking market and a 31% decrease in revenues from the enterprise and application security market. The decrease in revenue for the full year 2012 compared to 2011 reflected a 9% decrease from the banking market and a 6% decrease from the enterprise and application security market.

It should also be noted that the comparison of revenues was negatively impacted by the stronger U.S. dollar vs. the Euro for both the fourth quarter and full-year 2012. We estimate that revenues in the fourth quarter and full year 2012 were approximately $0.6 and $4.0 million lower, respectively, than they would have been had the exchange rates in 2012 been the same as in 2011.

In the fourth quarter of 2012, approximately 81% our revenues came from the banking market compared to 78% in the fourth quarter of 2011. For both the full year 2012 and 2011, approximately 81% our revenues came from the banking market.

Our revenues for the fourth quarter and full year 2012 continue to come predominately from outside of the U.S. The geographic distribution of our revenue in the full year 2012 was approximately 62% from EMEA, 21% from Asia, 7% from the U.S. and the remaining 10% from other countries. For the full year 2011, 66% of our revenue came from EMEA, 9% came from Asia, 10% came from the U.S., and the remaining 15% from other countries.

Gross profit as a percentage of revenue for the fourth quarter and full year of 2012 was approximately 63% and 65%, respectively. In 2011, gross profit as a percentage of revenue for the fourth quarter and full year was approximately 66% and 64%, respectively.

The reduction in gross margin as a percentage of revenue for the fourth quarter primarily reflected:

•	an unfavorable mix of products sold, with revenues from the banking market increasing from 78% to 81% of our total revenue;

•	a decline in the gross margins from hardware products sold in the banking market due, in part, to an increase in card readers as a percentage of total sales; and

•	a decline in the gross margins related to changes in currency exchange rates; which were

Partially offset by:

•	an increase in non-hardware revenues as a percentage of total revenues; and

•	a reduction in adjustments to inventory;

The increase in gross margin as a percentage of revenue for the full year primarily reflected:

•	an increase in non-hardware revenues as a percentage of total revenues;

•	a reduction in card readers as a percentage of total revenue, and

•	lower non-product costs such as freight and customization costs; which were

Partially offset by:

•	a decline in the gross margins related to changes in currency exchange rates; and

•	an increase in adjustments to inventory.

Card readers as a percentage of total revenue continue to fluctuate based on the specific mix of deals in any given period. For the fourth quarter, card readers as a percentage of total revenue increased from approximately 13% of revenue in 2011 to 19% of revenue in 2012. For the full year, card readers as a percentage of total revenue decreased from approximately 19% of revenue in 2011 to 14% of revenue in 2012.

Overall, non-hardware revenue, which includes software, maintenance and software-based client devices improved for both the fourth quarter and full-year 2012 compared to the same periods in 2011. Non-hardware revenue was approximately 27% and 24% of total revenue for the fourth quarter and full-year 2012, respectively, compared to 19% and 21% of revenue for the fourth quarter and full-year 2011, respectively.

As noted previously, the strengthening of the U.S. dollar vs. the Euro reduced revenue and gross margins by approximately $0.6 million and $4.0 million for the fourth quarter and full-year 2012, respectively. The impact of changes in currency rates resulted in a decrease of gross margin as a percentage of revenue of approximately 0.6 percentage points for the fourth quarter and 0.9 percentage points for the full year 2012.

We continue to monitor our inventory levels and write down various items based on our evaluation of quantities on hand in relation to our estimates of future demand for that inventory. For the fourth quarter and full-year 2012, we wrote inventory down by $1.0 million and $2.2 million, respectively. For the fourth quarter and full-year 2011, we wrote inventory down by $1.3 million and $1.6 million, respectively. Going forward, we believe that similar adjustments may be needed as it reflects the risk associated with recurring processes wherein we are making estimates of future demand and buying inventory to meet that demand on a recurring basis.

Operating expenses for the fourth quarter of 2012 were $20.8 million, a decrease of $2.1 million, or 9% from the fourth quarter of 2011. Operating expenses for the full year of 2012 were $78.5 million, a decrease of $4.8 million or 6% from the same period in 2011.

The comparison of operating expenses in the fourth quarter and full-year 2012 to the same periods in 2011 was positively impacted by the stronger U.S. dollar vs. the Euro and other currencies. We estimate that expenses were $0.8 million lower in the fourth quarter and $4.6 million lower for the full year than they would have been had the exchange rates in 2012 been the same as in 2011.

The comparison of expense for the periods was also affected by adjustments made to compensation expenses related to performance based incentive plans. Stock-based incentive plan costs that were included in operating expenses in the fourth quarter and full-year 2012 were $1.0 million and $3.7 million, respectively. For 2011, operating expenses for the fourth quarter and full-year included $3.9 million and $6.1 million, respectively, of stock-based incentive plan expense.

Stock based incentive costs for the full-year 2012 reflected a benefit of $0.4 million related to the reversal of accruals for stock-based incentives in the third quarter of 2012 where management determined it was improbable that the performance objectives would be met.

Stock based incentives in the fourth quarter and full-year 2011 included approximately $2.5 million of incremental expense related to long-term, performance-based incentives originally awarded in 2009 where performance objectives were met as a result of the stronger than expected performance of the company in the fourth quarter of 2011.

For the fourth quarter of 2012, operating expenses decreased by $1.1 million, or 10% in sales and marketing, decreased by $0.4 or 7% in research and development, and decreased by $0.6 million or 9% in general and administrative when compared to the fourth quarter in 2011.

Our average total headcount in the fourth quarter of 2012 was 13 persons, or 3%, higher than the average headcount in the fourth quarter of 2011. The increase in average headcount included an increase of 4 persons in the sales, marketing and operations groups and an increase of 8 persons in research and development and 1 person in general and administrative groups.

For the full-year 2012, operating expenses decreased by $2.5 million, or 6% in sales and marketing, increased by $0.2 or 1% in research and development, and decreased by $2.4 million or 11% in general and administrative when compared to the full-year 2011.

Our average total headcount for the full-year 2012 was 12 persons, or 3%, higher than the average headcount for the full-year 2011. Our average headcount for the full year of 2012 was 1 person lower in sales, marketing and operations staff and13 persons, or 10% higher in R&D staff. There was no change in the average number of general and administrative staff.

Operating income for the fourth quarter of 2012 was $3.5 million, a decrease of $5.5 million or 61% from $9.1 million in the fourth quarter of 2011. For the full year 2012, operating income was $21.0 million, a decrease of $3.7 million or 15% from $24.8 million in 2011.

Operating income as a percent of revenue, or operating margin, was 9% and 14% for the fourth quarter and full year of 2012, respectively. In 2011, our operating margins were 19% for the quarter and 15% for the full year.

The Company reported income tax expense of $1.5 million for the fourth quarter and $5.5 million for the full year of 2012. The effective tax rate was 41% and 25% for the fourth quarter and full-year 2012, respectively. The effective tax rate in the fourth quarter reflects the fact that we increased the full-year tax rate, which had been estimated to be 22% in the third quarter, to the actual rate for the full-year of 25%.

For 2011, the Company reported an income tax benefit of $1.9 million for the fourth quarter and income tax expense of $1.6 million for the full year of 2012. The effective tax rate was negative for the fourth quarter and was 6% full year of 2011.

Tax expense in the fourth quarter of 2011 included a net benefit of $3.9 related to the reduction in reserves that had been established in prior years related to the use of tax loss carryforwards. As a result of the strong performance in 2011, especially in the Americas, management believes that it is more likely than not that we will use the remaining tax losses carryforwards in future periods. Excluding the benefit of the reduction in reserves, our effective tax rate for the full year 2011 would have been approximately 21%.

The makeup of our workforce as of December 31, 2012 was 374 people worldwide with 173 in sales, marketing and customer support, 144 in research and development and 57 in general and administrative. As noted previously, the average headcount for the full-year 2012 was 12 persons or 3% higher than the average headcount for the full-year 2011.

Our cash and working capital balances continued to strengthen in 2012. As of December 31, 2012, our net cash balance was $106.5 million, an increase of $22 million, or 26%, from $84.4 million at December 31, 2011. As of December 31, 2012, our working capital balance was $129.5 million, an increase of $20.9 million, or 19%, from $108.6 million at December 31, 2011. The increase in working capital is largely attributable to our strong operating cash flow. Our earnings before interest, taxes, depreciation and amortization (EBITDA or operating cash flow if you will) was $25.1 million for the full year 2012, a decrease of $4.0 million or 14% from full year 2011.

We had no debt outstanding during the year.

Thank you for your attention. I would now like to turn the meeting back to Ken.

Thank you, Cliff

Ken Hunt: Closing Remarks

In closing, I would like to comment on our guidance for 2013. Given the evolving state of our services business, we are only providing guidance for our traditional business:

•	We believe that our revenue for full-year 2013 will be in a range of $162 million to $167 million, and

•	We expect that our operating income, excluding amortization of acquisition-related intangible assets, will be in the range of 12% to 14% of revenue.

This concludes our presentations today and we will now open the call for questions. As I mentioned earlier, as a courtesy to others on the call, I would appreciate it if you would limit your questions to an initial question plus a follow-up. If you have additional questions, please get back into the queue.

Q&A Session: